                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                             -----------------------
                                   SCHEDULE TO
                                 (RULE 14d-100)
         TENDER OFFER STATEMENT PURSUANT TO SECTION 14(d)(1) OR 13(e)(1)
                     OF THE SECURITIES EXCHANGE ACT OF 1934
                             -----------------------
                              LINDBERG CORPORATION
                       (Name of Subject Company (Issuer))

                          BODYCOTE INVESTMENTS VI, INC.
                           BODYCOTE INTERNATIONAL PLC
                       (Name of Filing Persons (Offerors))

                     COMMON STOCK, PAR VALUE $0.01 PER SHARE
                         (Title of Class of Securities)

                                    535171102
                      (CUSIP Number of Class of Securities)
                             -----------------------
                                 JOHN CHESWORTH
                           BODYCOTE INTERNATIONAL PLC
                                   HULLEY ROAD
                            HURDSFIELD, MACCLESFIELD
                           CHESHIRE, ENGLAND SK10 2SG
                               011-44-1625-505-300
                  (Name, Address and Telephone Number of Person
  Authorized to Receive Notices and Communications on Behalf of Filing Persons)
                             -----------------------
                                   Copies to:
                                 MARILYN SONNIE
                           JONES, DAY, REAVIS & POGUE
                              599 LEXINGTON AVENUE
                            NEW YORK, NEW YORK 10022
                                 (212) 326-3939
                             -----------------------
     The filing relates solely to preliminary communications made before the commencement of a tender offer.

         The transaction to which the statement relates is a third-party tender offer subject to Rule 14d-1.


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                                  EXHIBIT INDEX

99.1(a)         Press release issued in the United States
99.1(b)         Press release issued in England